Exhibit 2.2

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization is entered into on this _ day of April, 2004, by and between China Voice Corp., a Nevada corporation, (hereinafter "CVC") and its undersigned shareholders (hereinafter "Stockholders"); and Surf Franchise, Inc., a New York corporation whose address is 57 Main Street, East Hampton, NY 11937 (hereinafter "SFI" or the "company").

                                    RECITALS:

         WHEREAS, Stockholders own beneficially and of record 100% of the shares of voting common stock of CVC; and

         WHEREAS, SFI desires to acquire 100% of the issued and outstanding common stock of CVC, thus making CVC a wholly-owned subsidiary of the Company, and CVC Stockholders desire to make a tax-free exchange of their shares in CVC solely for shares of SFI common voting stock;

         NOW, THEREFORE, in consideration of the premises, mutual covenants, representations and warranties contained herein, the parties hereto agree as follows:

                                   Section 1

                                    AGREEMENT

1.1 Plan of Reorganization. SFI, CVC and Stockholders hereby agree that 100% of the issued and outstanding common stock of CVC shall be acquired by SFI in exchange solely for SFI voting common stock in a transaction qualifying as a tax-free, stock-for-stock exchange pursuant to Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended.

1.2 Exchange of Stock. SFI, CVC and Stockholders agree that all issued and outstanding shares of common stock of CVC, equal to one hundred percent, shall be exchanged for fifty million (50,000,000) Rule 144 restricted SFI shares. A list of the shareholders of CVC and the number of SFI shares to be issued to them is attached hereto as Exhibit `A' and by this reference is incorporated herein.

1.3 Delivery of Shares. On or before the Closing, certificates representing 100(degree)/a of the outstanding shares of CVC will be delivered duly endorsed so as to make SF1 the sole holder thereof, free and clear of all claims and encumbrances.

1.4 Capital Structure of CVC. As of March 25, 2004, CVC had authorized ninety thousand (90,000) shares of common stock, no par value per share, and ten thousand (10,000) shares of preferred stock, no par value per share, of which one thousand (1,000) shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. There are no securities, rights, options, or warrants outstanding to purchase securities of CVC.

1.5 Present Capital Structure of SFI. SFI is a non-reporting, non-trading New York corporation that was originally formed as a subsidiary of Sun & Surf, Inc., a publicly-traded New York corporation. All SFI shares were paid out as a dividend to Sun & Surf, Inc. shareholders of record as of the close of business September 8, 2003. The authorized capital stock of SFI consists of one hundred million (100,000,000) shares of common stock, $.001 par value per share and ten million (10,000,000) preferred shares, $.001 par value, with forty nine million six hundred twelve thousand and five hundred (49,612,500) common shares issued and outstanding held by approximately thirty three (33) shareholders and no preferred shares issued and outstanding as of March 25, 2004. SFI has no outstanding options, warrants or rights to acquire its common shares and no outstanding securities convertible into its common stock.

1.6 Capital Structure and Status of SFI at the Time of Closing. SFI shall have six million five hundred ninety thousand (6,590,000) shares of common stock issued and outstanding at the time of Closing, and no options or other securities outstanding convertible into its common stock that would result in an increase in the number of issued and outstanding shares. SFI shall have no shares of preferred stock issued and outstanding at the time of closing. All of the liabilities of SFI shall be satisfied in full prior to or at the Closing. Necessary Corporate resolutions and actions as required shall be adopted prior to the Closing in accordance with New York law, to ratify and approve the following actions and amendments to the certificate of incorporation:

          (a) Approve this Agreement and Plan of Reorganization.

          (b) Approve the cancellation of previously issued and outstanding restricted common shares in the amount of forty three million twelve thousand five hundred (43,012,500) shares so that the number of issued and outstanding shares at the time of Closing is six million five hundred ninety thousand (6,590,000) shares, held by at least 28 individual shareholders, of which none shall bear a Rule 144 restrictive legend.

          (c) Approve the issuance of fifty million (50,000,OO0) Rule 144 restricted SFI Common Shares to CVC shareholders as listed in the attached Exhibit W.

          (d) Approve and initiate a change in the name of the corporation to "China Voice Corp."

          (e) Approve the resignations of current SFI management and directors and appoint CVC designees as the new management and Board of Directors.

1.7 Changes in Capitalization of SFI. SFI, between the date of this Agreement and the Closing, shall not make any changes to its capital structure except as required under Section 1.6 herein above.

1.8 Capital Structure after Closing. After issuance of the SFI shares pursuant to Section 1.6 above, the capital structure of the merged company will be as follows:

Shareholders                              SFI Shares                  %
------------                              ----------               ------

CVC Shareholders (Rule 144 shares)        50,000,000                83.5
Current SFI Shareholders                   6,590,000                11.65
                                         -----------               ------

         Total                            56,950,000               100.00

                                   Section 2

                Closing, Effective Date, and Pre-Closing Actions

2.1 Closing. The Closing of the transaction contemplated herein shall be held on April 15, 2004 or on such other later date as the parties hereto may mutually agree, and shall be held at a location or under conditions as may be mutually agreed by the parties hereto. In the event of a courier/telephonic closing, Steven L. Siskind, Attorney at Law and Capital Bankers Group, Ltd. shall serve as agents to the parties to this transaction in holding and redistributing original documents and copies among the various parties following the closings. It is further agreed that parties shall endeavor to perform their obligations hereunder such that the Closing could be consummated as early as April 5, 2004 and SFI does hereby grant CVC the option to schedule said Closing for any business day between April 5, 2004 and April 15, 2004, upon CVC providing notice 3 business days in advance.

2.2 Required of SFI at Closing. At or prior to the Closing, SFI shall provide the following:

          (a) a tiled copy of the amended articles of incorporation as required by the State of New York concerning the changes as detailed under paragraph
     1.6 above;

          (b) all books and records of SFI including all filed tax returns and Company records supporting filings made and required to be made to regulatory agencies through March 31, 2004;

          (c) resignations of previous management and appointments of new management chosen by CVC;

          (d) a current shareholders list certified by SFI's stock transfer agent;

          (e)  corporate  minute  book  containing  all  corporate   minutes  of
     directors and stockholders;

          (f) officer and directors certificate and indemnification notice;

          (g) unaudited financial statements for the period ended October 31, 2003;

          (h) an original copy of the auditors report containing audited financial statements for the period ending March 31, 2004;

          (i) a current and certified lien and judgment search free of any adverse items;

          (j) a release of any or all current real estate and personal property leases to which SFI is or may be subject;

          (k) a clean copy of the letter written and signed by Steven L. Siskind, Esq., on August 27, 2003 to the National Association of Securities Dealers concerning the dividend of SFI shares to Sun & Surf, Inc. shareholders;

          (l) a clean copy of the letter written and signed by Steven L. Siskind Esq. on October 8, 2003 to American Registrar & Transfer Co. providing an opinion as to the tradability of SFI shares issued to non-affiliates;

          (m) an opinion of counsel, based on examination of articles of incorporation, minutes, bylaws, documents related to this transaction and such other matters as counsel deems necessary, to establish that (i) SFI is a corporation duly formed, validly existing and in good standing under the laws of the State of New York and has all requisite power, authority, licenses, permits, patents, copyrights and trademarks material to the ownership and operation of its properties and to the carrying on of its business; (ii) SFI has all requisite corporate power and authority and the legal right to enter into this Agreement and to carry out its obligations hereunder; (iii) no consent, approval or authorization of, registration with or declaration to any tribunal or any person or approval by the shareholders of SFI is required in connection with the execution and delivery of this Agreement or in connection with the performance of any covenant or agreement contained herein; (iv) counsel has no knowledge of any legal or administrative proceedings pending or threatened against or affecting SFI except as otherwise specifically disclosed; and (v) this Agreement does not violate, conflict with, result in the breach of, or constitute a default under the provisions of the articles of incorporation, as amended, or the bylaws as amended, of SFI or any laws or, to the best of counsel's knowledge, any contract to which SFI is a party.

2.3 Effective Date. For accounting purposes, the effective date of this reorganization shall be April 1, 2004.

                                   Section 3

                      Representations and Warranties of SFI

SFI and Jeffrey R. Esposito (who agrees that his execution of this Agreement on behalf of SFI is also an execution on his behalf individually) represent and warrant to, and covenant with, the Stockholders as follows:

3.1 Corporate Status. SFI warrants and represents to CVC that it is in good standing in the state of New York, with approximately 33 stockholders of record and beneficially.

3.2 Capital Structure of SFI. The authorized capital stock of SFI consists of one hundred million (100,000,000) shares of common stock, $.001 par value per share, and ten million (10,000,000) preferred shares, $.001 par value per share, with forty nine million six hundred twelve thousand five hundred (49,612,500) common shares issued and outstanding just prior to the date first above written, which shall be reduced at the time of the Closing to six million five hundred ninety thousand (6,590,000) shares issued and outstanding and no preferred shares issued and outstanding. SFI, at time of Closing, shall have no outstanding options, rights or warrants to acquire its common shares and no other securities outstanding convertible or exchangeable into its common stock that would result in an increase to the number of issued and outstanding shares.

3.3 Financial Statements. The financial statements of SFI furnished to CVC, consisting of unaudited financial statements dated October 31, 2003, for the period then ended and the audited financial statements dated March 31, 2004 for the period then ended (both attached hereto as Exhibit `B'), are true, correct and fairly present the financial condition of SFI at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied.

3.4 No Current Business Operations. At March 31, 2004 SFI has divested of its business operations and has no liabilities of any nature whatsoever as of the Closing hereunder, whether accrued, absolute, contingent or otherwise, and including, without limitation, tax liabilities and interest due or to become due.

3.5 Regulatory Compliance and Listings. SFI is a non-reporting, non-trading New York corporation. SFI is in full compliance with, and not in violation of, any state or federal securities laws. All outstanding shares of common stock of SFI have been duly authorized and are validly issued, fully paid, and non-assessable and free of preemptive rights, and there are no registration rights existing or granted to any holders of restricted common stock of SFI. There has been no stop order issued by any regulatory authority including but not limited to NASD, SEC, or any State regulatory authority and furthermore SFI has not received any notice of any investigation which might result in any stop order.

3.6 Title to Property. SFI has good and marketable title to all properties and assets, real and personal, reflected in the Balance Sheet of SFI, and the properties and assets of SFI are subject to no mortgage, pledge, lien or encumbrances, except for liens shown therein, with respect to which no default exists.

3.7 Litigation. There is no litigation or proceeding pending, or to the knowledge of SFI, threatened, against or relating to SFI, its properties or business.

3.8 Books and Records. Prior to or at the Closing, SFI will provide to CVC or their representative(s) any and all relevant documents regarding securities filings, shareholder records, NASD notifications, offering memorandums, and information concerning the properties and affairs of SFI and give full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that CVC may inspect and audit them.

3.9 Tax Returns. Prior to the Closing, SFI will have filed all federal and state income or franchise tax returns required to be filed at the time of Closing except for returns for the tax year ended March 31, 2004, which will be filed timely as required by law with confirmation provided to CVC and associated expenses and any amounts due to be paid by Jeffrey R. Esposito.

3.10 Confidentiality. Until the Closing (and thereafter if there is no Closing), SIFT and its representatives will keep confidential any information which they obtain from CVC concerning the properties, assets and business of CVC. If the transactions contemplated by this Agreement are not consummated by April 15, 2004 or such other date as the parties may mutually agree, SFI will return to CVC all written matter with respect to CVC obtained by SFI in connection with the negotiation or consummation of this Agreement.

3.11 Investment Intent. SFI is acquiring the CVC shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and SFI has no commitment or present intention to liquidate CVC or to sell or otherwise dispose of shares of its stock.

3.12 Corporate Authority. SFI has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and will deliver to CVC at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder and shall also contain approvals of all of the conditions as set forth in Section 1.6 above.

3.13 Due Authorization. Execution of this Agreement and performance by SFI hereunder has been duly authorized by all requisite corporate action on the part of SFI, and this Agreement constitutes a valid and binding obligation of SFI and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of SFI. All matters described in Section 1.6 will have been duly and properly approved as required under the laws of the State of New York.

                                   Section 4

        Representations, Warranties and Covenants of CVC and Stockholders

         CVC and Stockholders represent, warrant to, and covenant with, SFI as follows:

4.1 Corporate Status. CVC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2 CVC Shares. The Stockholders executing this Agreement shall hold full right, title and interest in one hundred percent (100%) of the CVC shares, free and clear of adverse claims of third parties.

4.3 Capitalization. CVC has authorized capital stock of ninety thousand (90,000) shares of common stock, no par value per share, and ten thousand (10,000) shares of preferred stock, no par value per share, of which one thousand (1,000) shares of common stock were issued and outstanding held by two shareholders and zero (-0-) shares of preferred stock were issued and outstanding. There are no other securities, rights, options, or warrants outstanding to purchase securities of CVC.

4.4 Financial Statements of CVC. The financial statements of CVC furnished to SFI, consisting of audited financial statements of VOIUM TECHNOLOGIES, LTD. ("VTL") for the fiscal year ending November 30, 2003, are attached hereto as Exhibit `C'. As of March 31, 2004, VTL is the sole asset of CVC and the financial statements of VTL exactly mirror the assets, liabilities and equity of CVC. The Exhibit `C' financial statements are true, correct and fairly present the financial condition of VTL at such date and for the periods involved; such statements were prepared in accordance with the Companies Act and Singapore Statements of Accounting Standards; and no material change has occurred in the financial condition of VTL since November 30, 2003 except as in the normal course of operations and as disclosed in paragraph 4.6 below.

4.5 Undisclosed Liabilities. CVC and VTL had no liabilities at November 30, 2003 except to the extent reflected or reserved against in the Balance Sheet as of that date and no material changes have occurred except for liabilities that may have been incurred in the normal course of business operations.

4.6 Interim Changes. In the quarter ending March 31, 2004, VTL acquired a 30% interest in Global Network Unlimited Pte Ltd. ("GNU"). GNU is a registered IT and E-Commerce provider headquartered in Singapore and recorded an approximate $80,000,00 profit in the eight month period ended November 30, 2003. The acquisition price paid to GNU was approximately $313,000.00 and the VTL funding was substantially provided in the form of a capital contribution from a VTL shareholder. Other than the GNU acquisition transaction, there have been no other material changes in the financial condition, assets, and liabilities of CVC/VTL except as incurred in the normal course of business; nor any material increase(s) in compensation or other benefits to employees.

4.7 Title to Property. CVC and/or VTL has good and marketable title to all properties and assets, real and personal, reflected in the Balance Sheet of CVC/VTL, and the properties and assets are subject to no mortgage, pledge, lien or encumbrances, except for liens shown therein, with respect to which no default exists, except as otherwise detailed and set forth in letter form, signed and certified by the President of CVC and delivered to SFI or its representative.

4.8 Litigation. There is no litigation or proceeding, pending, or to the knowledge of CVC, threatened against or relating to the property or business of CVC or VTL, except as set forth in a list certified by the President of CVC and delivered to SO or its representative.

4.9 Tax Returns. CVC and VTL have filed all tax returns required to be filed or have received currently effective extensions of the required filing dates.

4.10 Books and Records. From the date of this Agreement to the Closing, CVC shall give SFI or its representative full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that SFI may inspect and audit them, and furnish such information concerning the properties and affairs of CVC as SFI may reasonably request.

4.11 Confidentiality. Until the Closing (and thereafter if there is no Closing), CVC and its representatives will keep confidential any information which they obtain from SFI concerning the properties, assets and business of SFI. If the transactions contemplated by this Agreement are not consummated by April 15, 2004, or such other date as the parties hereto may mutually agree, CVC will return to SFI all written matter with respect to SFI obtained by CVC in connection with the negotiation or consummation of this Agreement.

4.12 Investment Intent. CVC Stockholders are acquiring the shares to be delivered to them under this Agreement for investment and not with a view to the sale or distribution thereof, and have no commitment or present intention to liquidate the Company or to sell or otherwise dispose of the SFI stock. CVC Stockholders shall execute and deliver to SFI at the Closing an. Investment Letter in the form attached hereto as Exhibit `D' for the shares received by them under this Agreement.

4.13 Corporate Authority. CVC has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and will deliver to SFI at the closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

4.14 Due Authorization. Execution of this Agreement and performance hereunder has been duly authorized by all requisite corporate action on the part of CVC, and this Agreement constitutes a valid and binding obligation of CVC and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, or other commitments of CVC.

                                   Section 5

                                   Termination

This Agreement may be terminated (1) by mutual consent in writing; or (2) by either the Board of Directors of SFI or by the Board of Directors of CVC if there has been a material misrepresentation or material breach of any warranty or covenant by the other party hereto.

                                   Section 6

                               General Provisions

6.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to cant' out the intent and purposes of this Agreement. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

6.2 Expenses. Each party shall bear its own expenses in regard to this transaction. PIC shall pay: the legal fees of its securities counsel; its auditing firm; costs of the initial press release; cost of issuing stock certificates; and duplication and mailing costs of the shareholders letter. SFI shall pay the following costs: its securities counsel; auditors, including the cost of the audit for the fiscal period ending March 31, 2004; for other legal opinions required to consummate this transaction; New York franchise fees and filing fees (to complete changes called for in Section 1.6 hereto); the cost of preparation of board minutes and resolutions of SFI; shareholder meetings and/or consent resolutions; and articles of amendment to the articles of incorporation of SFI.

6.3 Brokers. Except as otherwise specifically stated herein, each party represents to the other party hereunder that no consultants, advisors, brokers or finders have acted for it in connection with this Agreement, and agree to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by consultants, advisors, brokers or finders employed or alleged to have been employed by it.

6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:


       CVC                                       SFI
       -----------------------------------       ------------------------------
       D. Ronald Allen, President                Jeffrey R. Esposito, President
       China Voice Corp.                         Surf Franchise, Inc.
       17100 N. Dallas Parkway, Suite 2040       57 Main Street
       Dallas, TX 75248                          East Hampton, NY 11937

6.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties related to the transaction contemplated herein.

6.6 Headings. The section and subsection headings in this Agreement are inserted
for  convenience   only  and  shall  not  affect  in  any  way  the  meaning  or interpretation of this Agreement.

6.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

6.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, and their successors and assigns provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

6.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties hereto further agree to exchange original signature documents of this Agreement prior to or at the Closing.

IN WITNESS WHEREOF, the parties have executed tins Agreement and Plan of Reorganization as of the dare first above written..

                                         SURF FRANCHISE, INC.


                                         /s/ Jeffrey R. Esposito
                                         ---------------------------------------
                                         Jeffrey R. Esposito, President

                                         CHINA VOICE CORP.


                                         /s/ D. Ronald Allen
                                         ---------------------------------------
                                         D. Ronald Allen, President


                                         SHAREHOLDERS OF CVC

                                         Integrated Performance Systems, Inc.


                                         By:/s/ D. Ronald Allen
                                            ------------------------------------


                                         Associates Funding Group, Inc., Trustee


                                         By:/s/ D. Ronald Allen
                                            ------------------------------------

                                   EXHIBIT `A'
                                   -----------

           China Voice Corp. (Nevada) / China Voice Corp. (New York)
                         formerly Surf Franchise, Inc.

        Rule 144 Restricted Common Shares to be Issued to Shareholders of
                           China Voice Corp. (Nevada)

Shareholder Name & Address                                # Shares
--------------------------                                --------

Integrated Performance Systems, Inc.                      42,016,800
17300 N. Dallas Parkway, Suite 2040
Dallas, Texas 75248

Associates Funding Group, Inc., Trustee                    7,983,200
17300 N. Dallas Parkway, Suite 2040
Dallas, Texas 75248
                                                          ----------

         TOTAL                                            50,000,000


                                   EXHIBIT `B'
                                   -----------

           China Voice Corp. (Nevada) / China Voice Corp. (New York)
                         formerly Surf Franchise, Inc.

o    Unaudited Financial Statements of Surf Franchise, Inc. at October 31, 2003

o    Audited Financial Statements of Surf Franchise, Inc. at March 31, 2004



                                   EXHIBIT `C'
                                   -----------

           China Voice Corp. (Nevada) / China Voice Corp. (New York)
                         formerly Surf Franchise, Inc.

o Audited Financial Statements of VOIUM TECHNOLOGIES, LTD. for the fiscal year ended November 30, 2003



                                   EXHIBIT `D'
                                   -----------

           China Voice Corp. (Nevada) / China Voice Corp. (New York)
                         formerly Surf Franchise, Inc.

o Form of the Investment Letter to be signed by the Shareholders of China Voice Corp. (Nevada) pursuant to the 50,000,000 restricted shares to be issued to them.